Exhibit 10.1

TRANSITION SERVICES AND SEVERANCE AGREEMENT

This TRANSITION SERVICES AND SEVERANCE AGREEMENT (this “Agreement”), dated as of this 7th day of September, 2010, by and between Microtune, Inc., a Delaware corporation (the “Company”), and James A. Fontaine (“Executive”), is made contingent upon, and is effective immediately prior to, the closing (the “Closing”) of the proposed merger (the “Merger”) of a wholly-owned subsidiary of Zoran Corporation, a Delaware corporation (the “Parent”), with the Company (the date of such Closing, the “Effective Date”).

Effective immediately prior to the Closing, and contingent upon the parties executing that certain Non-Competition, Non-Solicitation, and Non-Disclosure Agreement attached as Exhibit A hereto (the “Non-Compete Agreement”), the parties hereby agree as follows:

1. Revocation of Existing Agreements. All existing agreements and arrangements between the Company and Executive that provide for or relate to the payment of cash or other benefits in the event of Executive’s termination of employment with the Company or any of its affiliates and/or in connection with a change in control, including but not limited to the Amended and Restated Severance and Change of Control Agreement by and between the Company and Executive dated as of March 4, 2010, is hereby revoked and superseded by this Agreement.

2. Certain Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below.

(a) “Accrued Bonus” has the meaning set forth in Section 3.

(b) “Bonus Program” has the meaning set forth in Section 3.

(c) “Cause” means the occurrence of any of the following events during the Transition Period: (i) Executive is determined by a court of law or pursuant to arbitration to have committed a willful act of embezzlement, fraud or dishonesty which resulted in material loss, material damage or material injury to the Company or (ii) Executive is convicted of, or pleads nolo contendere to, a felony.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Good Reason” means the occurrence of either of the following during the Transition Period: (i) a reduction in Executive’s monthly base salary or (ii) the Company requires Executive to perform services for the Company for an aggregate period of 21 calendar days at a location that is more than 50 miles from Plano, Texas.

(f) “Section 409A” means Section 409A of the Code and guidance promulgated thereunder.

(g) “Separation from Service” has the meaning set forth in Section 4.

(i) “Transition Period” shall have the meaning set forth in Section 3.

3. Transition Services.

(a) Commencing on the Effective Date, the Company will retain Executive for a period of 3 calendar months (the “Transition Period”) to provide services to assist in the transition and integration of the Company’s operations into Parent’s organization. During the Transition Period, Executive shall (i) receive a monthly base salary of $30,417 and (ii) be eligible to participate in the same 401(k) plan and welfare benefit plans that the Company makes available to its regular employees, subject to the terms of the plans. For the avoidance of doubt, Executive shall not be entitled to receive any bonuses or equity awards during the Transition Period. During the Transition Period, Executive will report to Barry Koch and will not hold the position of an officer of the Company or Parent. If Executive has not incurred a “separation from service,” within the meaning of Section 409A (“Separation from Service”), with the Company prior to the last day of the Transition Period, the Company shall terminate his services as of such date.

(b) Upon Closing and in consideration of services provided to the Company prior to the Closing, the Company will pay Executive a cash lump sum payment in an amount equal to the product of (A) $431,512 and (B) a fraction, with the numerator of the fraction equal to the number of calendar days in 2010 prior to the Closing and the denominator of the fraction equal to 365 (the “Accrued Bonus”); provided, that, if the Closing occurs in 2011, the numerator of the fraction shall equal 365. The Accrued Bonus shall be paid in lieu of any bonus that Executive otherwise would have been entitled to receive under the Microtune 2010 Incentive Compensation Program (the “Bonus Program”). Notwithstanding anything to the contrary in this Section 3(b), Executive shall not be entitled to receive any payment pursuant to this Section 3(b) if Executive receives any restricted stock units, payment or other bonus pursuant to the terms of Bonus Program.

4. Severance Benefits.

(a) Termination without Cause, for Good Reason or Due to Death.

(i) If, during the Transition Period, (A) the Company terminates Executive’s transition services with the Company for any reason other than for Cause, (B) Executive terminates his transition services with the Company for Good Reason or (C) Executive’s transition services with the Company are terminated due to his death, in any case, the Company shall provide the following severance benefits to Executive (or Executive’s estate, as applicable) following his Separation from Service:

(1) Within 10 business days of Executive’s Separation from Service, the Company will pay Executive a cash lump-sum payment in the amount of $796,512.

(2) On May 15, 2011, the Company will pay Executive a cash lump-sum payment in the amount of $92,193, which payment reflects the estimated cash value of Executive’s time-vested restricted stock units granted by the Company and assumed by Parent that were scheduled to vest in May 2011; provided, however, that if the Effective Date occurs after May 15, 2011, the cash lump-sum payment that was otherwise payable to Executive on such date pursuant this subsection (2) shall instead be paid to Executive on the Effective Date

(but in no event later than December 31, 2011). Notwithstanding the foregoing, if Executive’s time-vested restricted stock units granted by the Company that are scheduled to vest in May 2011 shall have vested prior to the date on which payment is to be made in accordance with the immediately preceding sentence, Executive shall not be entitled to receive any payment under this subsection (2).

(3) For a period of 12 months commencing one calendar day following the date upon which Executive incurs a Separation from Service, the Company shall pay COBRA premiums for Executive and any dependents covered under the Company’s group health plan immediately prior to such Separation from Service, provided that (A) Executive makes a timely election for COBRA continuation coverage and (B) the Company may cease making such premium payments when Executive secures other employment and becomes eligible to participate in the health insurance plan of Executive’s new employer. Notwithstanding the previous sentence, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the date of his Separation from Service (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which Executive incurs a Separation from Service and shall end on the earlier of (x) the date upon which Executive obtains other employment or (y) the last day of the 12th calendar month following the month in which Executive incurs a Separation from Service.

(b) Termination at the End of the Transition Period. If Executive continues to provide the transition services described in Section 3 until the last day of the Transition Period, Executive shall become entitled to the severance benefits referenced in subsection (a) following his Separation from Service.

(c) Other Terminations of Service. In the event that Executive’s transition services with the Company terminate during the Transition Period due to termination by the Company for Cause or due to Executive’s resignation without Good Reason, then Executive shall forfeit $100,000 of the severance payments otherwise payable under Section 4 hereof. For the avoidance of doubt, Executive shall make no claim for any compensation or benefits from the Company, Parent or any of their respective affiliates in connection with his termination of services with the Company other than with respect to the compensation and benefits provided in this Section 4 or with respect to any compensation or benefits that Executive is entitled to receive pursuant to applicable law.

(d) Accrued Amounts. Upon termination of Executive’s transition services with the Company for any reason (including any termination described in Section 4(a), 4(b) or 4(c)), the Company shall pay to Executive (i) any unpaid portion of Executive’s base salary through the date of Executive’s Separation from Service, (ii) unreimbursed business expenses through the date of Executive’s Separation from Service, (iii) accrued but unused vacation earned through the date of Executive’s Separation from Service, and (iv) such employee benefits, if any, as to which Executive may be entitled pursuant to the terms governing such benefits. The amounts described in this Section 4(d) shall be paid at the time and in the manner required by applicable law, but in no event later than 15 days after the date of Executive’s Separation from Service.

5. Compliance with Non-Compete. Notwithstanding anything to the contrary herein, (a) Executive’s right to receive $200,000 of the lump-sum cash payment referenced in Section 4(a) above is expressly conditioned on his compliance with Section 3 of the Non-Compete Agreement and (b) if a court of competent jurisdiction determines that Executive violated Section 3 in the Non-Compete Agreement, Executive shall be entitled to receive only $596,512 pursuant to Section 4(a) above following his Separation from Service. For purposes of the foregoing, if the Company has already paid Executive the full amount referenced in Section 4(a) prior to the date upon which a court determines that Executive violated Section 3 of the Non-Compete Agreement, Executive shall be required to repay the Company an amount equal to $200,000, which payment shall be made within 30 calendar days of the court’s determination. Executive hereby agrees to reimburse the Company for any legal fees it incurs to enforce this provision provided Executive is determined by a court of competent jurisdiction to have violated Section 3 of the Non-Competition Agreement and Company agrees to reimburse Executive for legal fees Executive incurs if a court of competent jurisdiction determines that Executive has not violated Section 3 of the Non-Competition Agreement.

6. Compliance with Section 409A. To the extent applicable, this Agreement is intended to comply with Section 409A and shall be administered and construed in a manner consistent with this intent. In furtherance of the foregoing, notwithstanding anything herein to the contrary, if Executive is a “specified employee” (determined by the Company in accordance with U.S. Treasury Regulation section 1.409A-3(i)(2)) as of the date that Executive incurs a Separation from Service and if any benefit to be provided under this Agreement cannot be paid or provided in a manner otherwise provided herein without subjecting Executive to additional tax, interest and/or penalties under Section 409A, then any such benefit that is payable during the first 6 months following Executive’s Separation from Service shall be paid to Executive in a cash lump payment to be made on the earlier of (a) Executive’s death or (b) the first day of the seventh month following Executive’s Separation from Service.

7. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the successors of the Company (including, without limitation, the Parent).

8. No Tax Advice. Executive acknowledges and agrees that the Company has provided no tax advice to Executive regarding the tax implications of the transactions contemplated in this Agreement and Executive has had a reasonable opportunity to consult with an attorney of his choosing before executing this Agreement. The Company shall have no liability to pay or reimburse Executive for any taxes (including, but not limited to, any excise taxes) that Executive may incur in connection with the transactions contemplated in this Agreement. In connection with the Company’s participation in the IRS correction program set forth in Notice 2010-6, the Company shall provide Executive with an information statement as contemplated therein. The Company shall promptly provide Executive with a copy of the non-compete valuation report that it is planning obtain from a third party in connection with Section 280G of the Code.

9. Waiver of Equity Awards. Effective as of the Effective Date and in consideration of the benefits provided hereunder, Executive shall forfeit all of his outstanding time-vested restricted stock units and performance-vested restricted stock units granted to him under any Company equity plan (including all such units granted under the Bonus Program) and assumed by Parent in the Merger. Each such restricted stock unit shall terminate without payment of any consideration therefor as of the Effective Date and the Company shall cancel each such restricted stock unit as of such date.

10. Miscellaneous.

(a) Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing to both parties and shall be deemed given on the date of delivery, if delivered, or three days after mailing, if mailed first-class mail, postage prepaid, to the following addresses:

(i) If to Executive, at the address last provided by Executive to Company.

(ii) If to the Company, the following address, or to such other address as any party hereto may designate by notice given as herein provided:

Microtune, Inc.

2201 10th Street

Plano, Texas 75074

Attention: General Counsel

(b) Withholding. All amounts that become payable pursuant to this Agreement shall be subject to withholding for applicable taxes and as otherwise required by law.

(c) Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Executive agrees to accept jurisdiction in any state or Federal court in Texas in the event of any dispute involving this Agreement.

(d) Amendments. This Agreement shall not be changed or modified in whole or in part except by an instrument in writing signed by each party hereto.

(e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(f) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

(g) Conflicting Terms. In the event that words or terms of this Agreement conflict with the words or terms of any other agreement or contract, including, without limitation, any stock plan, notice of grant, or restricted stock purchase agreement or option agreement entered into in connection with the employment of Executive by the Company, the interpretation of this Agreement shall prevail.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MICROTUNE, INC.

By:	/s/ Justin M. Chapman

Name:	Justin M. Chapman

Title:	Chief Executive Officer

EXECUTIVE

/s/ James A. Fontaine
James A. Fontaine

Exhibit A

NON-COMPETITION, NON-SOLICITATION, AND NON-DISCLOSURE AGREEMENT

This NON-COMPETITION, NON-SOLICITATION, AND NON-DISCLOSURE AGREEMENT (this “Agreement”), dated as of this 7th day of September, 2010, by and between Microtune, Inc., a Delaware corporation (the “Company”), and James A. Fontaine (“Executive”), is made contingent upon, and effective immediately prior to, the closing (the “Closing”) of the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary of Zoran Corporation, a Delaware corporation (“Parent”).

WHEREAS, Executive is currently the Chief Executive Officer and President of the Company;

WHEREAS, concurrently with executing this Agreement, Executive and the Company executed the Transition Services and Severance Agreement by and between the Company and Executive (the “Severance Agreement”), dated as the date hereof, pursuant to which Executive will (i) perform transition services for the Company following the Closing and (ii) receive severance benefits upon specified termination events, with a portion of such severance benefits conditioned upon compliance with this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

1.	Transition Services by Executive.

(a) While Executive performs services for the Company during the Transition Period (as such term is defined in the Severance Agreement), the Company promises to provide Executive with certain of the Company’s confidential future sales, business plans and other confidential information regarding the Company’s business (“Confidential Information”), as further defined in that certain Confidential Information and Invention Assignment Agreement dated August 6, 2003 between the Company and Executive (“CIIAA”), the terms of Sections 2, 3, 5, 7 and 8 of which are hereby incorporated by reference as if fully set forth herein).

(b) During the time that Executive provides transition services for the Company, he shall not, without the full knowledge and prior written consent of the Parent CEO or the Parent CEO’s designate, own, have a financial interest in, or Participate in any other Competitive Business (as the terms “Participate” and “Competitive Business” are defined in Section 3(a)), except that he may hold or acquire up to two (2) percent of the shares, stock, debentures, or similar interests in a publicly traded company quoted on a recognized stock exchange.

2.	Protection of Confidential Information

(a) Executive recognizes that the Company operates and offers services nationwide and globally and is engaged in a continuous program of development of Confidential

Information. Executive also acknowledges that his position with the Company creates a relationship of confidence and trust between Executive and the Company with respect to Confidential Information which is disclosed to and learned by Executive during the period in which he will provide transition services for the Company. Executive acknowledges that the Company would not permit Executive to have access to Confidential Information but for Executive’s promises in this Agreement and the CIIAA. Executive agrees that the Confidential Information is and will be the exclusive property of the Company.

(b) Executive shall fully comply with Section 2 of the CIIAA; provided, however, that Executive shall not disclose any Confidential Information to any person other than personnel authorized by the Company without the express prior written authorization of the Company’s CEO, CFO or general counsel, during or after the term of Executive’s transition services for the Company.

3.	Non-Competition and Non-Solicitation Obligations

Executive understands the Company has legitimate business interests to request that Executive enter into these non-competition and non-solicitation agreements as described below and that the restrictions contained in this Agreement are reasonable and are necessary for the protection of these legitimate business interests. First, Executive was the Chief Executive Officer and President of the Company and has in-depth knowledge of customer, client, and vendor information and business operations and personnel of the Company. The continuation of such relationships and such information without interference by Executive or others Executive may assist are a substantial and important part of Parent’s desire to purchase the Company, and an important basis on which the terms of the Merger have been determined. Second, the Company has promised to provide Executive with Confidential Information. Executive understands that the Confidential Information, would, if disclosed or utilized by competitors or others, cause substantial harm to the business, financial or otherwise, of the Company. Therefore, in addition to such other remedies which may be available, in the event that a court of competent jurisdiction determines that Executive engaged in prohibited competition or solicitation as defined herein, Executive shall forfeit a portion of his severance benefits as provided in the Severance Agreement. The Company will also be entitled to specific performance and other injunctive relief.

(a) As a result of the Company’s legitimate interests to protect its goodwill and other business interests as well as in consideration for the Company’s promise to provide Executive with the Confidential Information, Executive agrees (i) not to use or disclose the Confidential Information except as required to provide transition services for the Company and (ii) to the conditions set forth below in Sections 3(b) through 3(d). For purposes of this Agreement, the following terms are defined below:

(i) “Participate” shall be defined to include the following activities: (a) direct or indirect investment by, investment in (other than passive investments in public corporations), management, or engagement in any Competitive Business, or (b) direct or indirect employment with or rendering of services in any capacity, to a Competitive Business, including, but not limited to, as a director, officer, owner, agent, employee, consultant, or joint venturer.

(ii) “Competitive Business” shall mean (A) any entity, including any corporation, partnership or joint venture or (B) any division or other business unit of such an entity, that, with respect to each, substantially engages in a business that is competitive with the Business of the Company.

(iii) “Business of the Company” shall mean the design, development, marketing and sales of silicon tuners for worldwide customers.

(iv) “Territory” shall mean all states in the United States and all other regions outside the United States in which the Company has made sales or otherwise operated its global broadband receiver business as of the Closing.

(v) “Non-Competition/Non-Solicitation Term” shall mean the one (1) year following the date of Executive’s “Separation from Service” (as such term is defined in the Severance Agreement). For example, if, Executive’s Separation from Service occurs on March 1, 2011, the Non-Competition/Non-Solicitation Term shall be from March 1, 2011 through March 1, 2012.

(b) Executive agrees that during the Non-Competition/Non-Solicitation Term, Executive will not Participate in a Competitive Business that is active in the Territory.

(c) Executive agrees that during the Non-Competition/Non-Solicitation Term, Executive will not directly or indirectly do business with, solicit, attempt to obtain business from, or service in any way, on behalf of himself or others in each case in the context of a Competitive Business: any person, company, enterprise, or entity that is a customer of the Company as of the Closing.

(d) Executive agrees that during the Non-Competition/Non-Solicitation Term, Executive will fully comply with Section 7 of the CIIAA and will not solicit to hire or attempt to hire in any capacity, whether as an employee or in any other capacity on behalf of Executive, a Competitive Business, or others, any employee or agent of the Company, (other than employees of the Company or its affiliates who respond to general advertisements for employment in newspapers or other periodicals of general circulation (including trade journals)), and Executive will not intentionally alienate any employee or agent from the Company, or otherwise intentionally interfere with the relationship between the Company and any of its employees, agents or vendors.

(e) If Executive violates the non-competition provisions of this Agreement and the Company or its successor (including Parent or any subsidiary or affiliate company of Parent) brings legal action for injunctive or other relief and obtains such relief, the Non-Competition/Non-Solicitation Term shall be computed from the date relief to the Company or its successor is granted and reduced by any time after this Agreement becomes effective during which Executive complied with his obligations in Sections 3(b), 3(c) and 3(d).

(f) Executive agrees that the non-competition and non-solicitation agreements set forth in Sections 3(b), 3(c) and 3(d) are independently supported by good and adequate consideration that is ancillary to Executive’s promises. Executive also agrees that the existence of any claim or cause of action Executive may allegedly have against the Company, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the non-competition and non-solicitation provisions in Sections 3(b), 3(c) or 3(d).

(g) In the event that Executive desires to Participate in a business which is within the scope of the Business of the Company, then Executive may request approval to so Participate from the Company. The Company shall evaluate, within its sole discretion, whether or not to allow Executive a limited release from this Section 3. To the extent any such limited release is authorized according to this Section 3(g), such release must be in writing signed by the Company’s CEO, CFO, or general counsel.

4.	Governing Law.

This Agreement shall be governed by the laws of the State of Texas, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Executive agrees to accept jurisdiction in any state or Federal court in Texas in the event of any dispute involving this Agreement.

5.	Prior Employment Agreements.

Executive warrants and represents that he is not a party to any other employment, confidentiality, non-competition, non-solicitation agreement with any other company or person and the execution and performance of this Agreement does not and will not constitute a breach of or default under any other employment, confidentiality, or non-competition agreement to which Executive is a party. Executive agrees that Executive shall indemnify the Company, to the fullest extent permitted under the laws of the State of Texas, against any claim or civil action, suit or proceeding against the Company arising out of any alleged duties pursuant to any other employment, confidentiality, non-competition or non-solicitation agreement (excluding any such agreement with the Company) to which Executive is a party and Executive fails to disclose as required by this Agreement.

6.	Binding on Successors.

This Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns, including Parent or any subsidiary or affiliate company of Parent or other successor to the Company by merger, consolidation, or reorganization and any other person that acquires all or substantially all of the business, stock or assets of the Company. The Company shall have the right, without the need for any consent from Executive, to assign its rights, benefits, remedies and obligations under this Agreement to one or more other persons or entities. Executive’s rights, benefits, remedies and obligations under this Agreement are personal to Executive, however, and may not be assigned or delegated by Executive except that this shall not preclude (i) Executive from designating one or more beneficiaries to receive any amount or benefit that may be paid or provided by applicable benefit plans, or (ii) the legal representative of Executive’s estate from assigning any right or benefit under this Agreement to the person or persons entitled under Executive’s will or the laws of intestacy applicable to Executive’s estate.

7.	Severability.

Executive and the Company agree that should any provision, phrase or word of this Agreement be deemed invalid, illegal or unenforceable, it shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable. If any covenant, obligation or provision of this Agreement should be deemed invalid, illegal or unenforceable for any reason, including its scope is considered excessive, such covenant or obligation shall be modified by a court with jurisdiction so that the modified covenant is rendered valid, legal and enforceable, and Executive agrees that all other covenants, obligations and provisions will remain in full force and effect.

8.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.	Entire Agreement.

The terms of this Agreement, the Severance Agreement and Sections 2, 3, 5, 7 and 8 of the CIIAA are intended by the parties to be the final expression of their agreement with respect to the issues addressed herein and may not be contradicted by evidence of any prior or contemporaneous verbal or written statements or agreement.

10.	Amendments; Waivers.

This Agreement may not be modified, amended or terminated except by an instrument in writing, approved by the Company and signed by Executive and the Company. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

11.	Headings and Section References.

The headings used in this Agreement are intended for convenience or reference only and shall not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.

12.	Remedies.

Executive recognizes that damages in the event of a breach of the Agreement may be inadequate, and Executive agrees that the Company, in addition to all other remedies it may have, shall have the right to seek equitable relief or injunctive relief, without posting any bond, restraining any further or continued violation, or to specific performance requiring the compliance with Executive’s obligations and covenants.

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MICROTUNE, INC.

Date: September 7, 2010	By:	/s/ Phillip Peterson
	Name:	Phillip Peterson
	Title:	General Counsel

I have read this Agreement and my signature below verifies my intent to accept the terms contained therein.

/s/ James A. Fontaine
James A. Fontaine